Exhibit 99.1

SUMMARY OF TERMS OF SENIOR CREDIT FACILITIES

Set forth below is a summary of principal terms and conditions for the Senior Credit Facilities (as defined below). This summary (this “Term Sheet”) does not purport to summarize all of the terms of the definitive documentation with respect to the Senior Credit Facilities, and reference should be made to the definitive documentation for the final terms of the Senior Credit Facilities (the “Senior Credit Facilities Documentation”).

The information contained in this Term Sheet has been prepared solely for informational purposes and is not an offer to sell or purchase or a solicitation of an offer to sell or purchase any securities.

I.	Parties

Borrower	CenturyLink, Inc. (the “Borrower”).

Transactions	The Borrower has entered into an Agreement and Plan of Merger, dated as of October 31, 2016 (the “Acquisition Agreement”), with certain of its affiliates and Level 3 Communications, Inc. (the “Target” and, together with its subsidiaries, the “Acquired Business”), pursuant to which the Borrower will indirectly acquire the Acquired Business. The Borrower intends to:

	(a)	substantially concurrently with (or prior to) the Acquisition, repay in full, repurchase, redeem, retire or refinance (i) that certain Credit Agreement, dated as of April 18, 2012, by and among the Borrower, the lenders party thereto and CoBank, ACB, as Administrative Agent (the “Existing Term Loan Agreement”), (ii) that certain Credit Agreement, dated as of April 6, 2012, by and among the Borrower, the lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent (the “Existing Revolving Credit Agreement”), (iii) up to $90.0 million of existing indebtedness of Embarq Corporation and its subsidiaries with a scheduled maturity on or prior to August 1, 2017, (iv) $500.0 million of Borrower’s 6.00% senior notes due April 2017, (v) $350.0 million of the Borrower’s 5.150% senior notes due June 2017, (vi) the $500.0 million of 6.50% senior notes of Qwest Corporation (“QC”) with a scheduled maturity of June 1, 2017 and (vii) the $300.0 million Floating Rate Senior Notes due 2018 issued by Level 3 Financing, Inc. (collectively, the “Refinancing”);

	(b)	pursuant to a stock purchase agreement entered into on or about November 4, 2016, by and among the Borrower or its applicable subsidiaries, and the other parties thereto (the “Data Center Sale Agreement”) sell (the “Data Center Sale”) certain data centers for an amount approximately equal to $1,400 million in net cash proceeds; and

(c) substantially concurrently with the Acquisition, incur (i) the Senior Credit Facilities (as defined below) and (ii) senior secured notes (the “Secured Notes”) and/or senior secured bridge loans (the “Bridge Loans”) in an aggregate principal amount of $2,150.0 million, which Secured Notes and/or Bridge Loans would, in either case, be secured on a pari passu basis with the Senior Credit Facilities and mature on the date that is seven (7) years after the Closing Date.

The transactions described above are collectively referred to herein as the “Transactions”.

Guarantors	A newly formed wholly-owned subsidiary of the Borrower organized under the laws of Delaware that is a direct subsidiary of the Borrower and that will own the Target (“New Lynx Holdings”), each entity that is a “Guarantor” under the Existing Revolving Credit Agreement as in effect on October 31, 2016 and each additional subsidiary whether now owned or hereinafter acquired that would be required to become a “Guarantor” under the Existing Revolving Credit Agreement as in effect on October 31, 2016 pursuant to the terms thereof (but, excluding, for the avoidance of doubt, each Excluded Regulatory Subsidiary, QC and its subsidiaries, Target and its subsidiaries and, if the Data Center Sale is consummated, any subsidiary disposed of in the Data Center Sale) (collectively, the “Guarantors;” the Borrower and the Guarantors, collectively, the “Credit Parties”). For the avoidance of doubt, there will be no provisions providing for release of the guarantees by the Guarantors upon achievement of an investment grade debt rating.

“Excluded Regulatory Subsidiary” means any subsidiary as to which the guaranteeing by such subsidiary of the Senior Credit Facilities would, in the good faith judgment of the Borrower, result in adverse regulatory consequences, be prohibited without regulatory approval or impair conduct of the business of such subsidiary or the Borrower and its subsidiaries taken as a whole.

Arrangers	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc., The Bank of

Tokyo-Mitsubishi UFJ, Ltd., Barclays Bank PLC, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd., Royal Bank of Canada, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC will act as joint lead arrangers and joint bookrunners with respect to the Term Loan A Facility, Term Loan B Facility, Asset Sale Bridge Facility and Revolving Credit Facility (each, a “Senior Arranger” and collectively, the “Senior Arrangers”).

Administrative Agent	Bank of America (in such capacity, the “Senior Administrative Agent”). The Senior Administrative Agent will perform the duties customarily associated with such role.

Collateral Agent	Bank of America (in such capacity, the “Senior Collateral Agent”). The Senior Collateral Agent will perform the duties customarily associated with such role.

Lenders	A syndicate of banks, financial institutions and other entities (collectively, the “Lenders”).

Availability	The availability of the initial borrowings and other extensions of credit under the Senior Credit Facilities on the Closing Date will be subject to the terms and conditions set forth in the Senior Credit Facilities Documentation.

Loan Documents	The definitive documentation governing or evidencing the Senior Credit Facilities and the Guarantees and Collateral documents described herein (collectively, the “Loan Documents”).

II.	Types and Amounts of Facilities

Term Loan Facilities	A senior secured first lien term loan A facility in an aggregate principal amount equal to $1,575.0 million (the “Term Loan A Facility”) (the loans thereunder, the “Term A Loans”).

A senior secured first lien term loan B facility in an aggregate principal amount equal to $4,500.0 million (the “Term Loan B Facility”) (the loans thereunder, the “Term B Loans”).

Solely in the event that the Data Center Sale has not occurred on or prior to the Closing Date, a senior secured first lien asset sale bridge facility in an aggregate principal amount equal to $1,400.0 million (the “Asset Sale Bridge Facility” and, together with the Term Loan A Facility and the Term Loan B Facility, the “Term

Loan Facilities”) (the loans thereunder, the “Asset Sale Bridge Loans” and, together with the Term A Loans and the Term B Loans, the “Term Loans”).

The full amount of each of the Term Loan Facilities shall be available to be drawn by the Borrower in U.S. dollars in a single drawing on the Closing Date.

Amounts borrowed under the Term Loan Facilities that are repaid or prepaid may not be reborrowed.

Final Maturity and Amortization of Term Loan Facilities	The Term Loan A Facility will mature on the date that is five (5) years after the Closing Date and will amortize at a rate of 5% per annum (payable in (4) equal quarterly installments, beginning after the first full quarter ending after the Closing Date), with the balance payable on the fifth anniversary of the Closing Date.

The Term Loan B Facility will mature on the date that is seven (7) years after the Closing Date and will amortize at a rate of 1% per annum (payable in (4) equal quarterly installments, beginning after the first full quarter ending after the Closing Date), with the balance payable on the seventh anniversary of the Closing Date.

The Asset Sale Bridge Facility shall mature on the earlier of (i) the date of consummation of the Data Center Sale following the Closing Date and (ii) the date that is 364 after the Closing Date and will not be subject to scheduled amortization prior to such date.

Notwithstanding any of the foregoing, the Loan Documents shall provide the right for individual Lenders under the Term Loan Facilities to agree to extend the maturity date of the outstanding Term Loans upon the request of the Borrower and without the consent of any other Lender pursuant to customary procedures to be agreed (any such loans that have been so extended, the “Extended Term Loans”); it being understood that each Lender under the applicable tranche or tranches that are being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender in such tranche or tranches; provided, that it is understood that no existing Lender will have any obligation to commit to any such extension. The terms of the Extended Term Loans shall be substantially similar to the Term Loans except for interest rates, fees, amortization (so long as, prior to the final stated maturity of the tranche of Term Loans being extended, the amortization of such Extended Term Loans does not exceed the quarterly rate of amortization applicable to such tranche of Term Loans prior to the extension), final maturity date, provisions requiring optional and mandatory prepayments to be directed on a pro rata basis or less than pro rata basis (but not, prior to the maturity of the tranche so extended, on a greater than pro rata basis) to such Extended Term Loans and certain other provisions to be agreed, provided that the Extended Term Loans shall not benefit from Guarantees or Collateral that do not also benefit the existing Term Loans, and further provided that other terms of the Extended Term Loans may differ from the Term Loans to the extent such differences do not apply until after the final stated maturity of the Term Loans and then outstanding Revolving Credit Facilities.

The Senior Administrative Agent and Borrower shall be permitted to effect such amendments to the Loan Documents as may be necessary or appropriate to give effect to the immediately preceding paragraph, including conforming amendments (which may be in the form of an amendment and restatement), without the consent of any Lender other than the Lenders agreeing to extend such Extended Term Loans.

Incremental Credit Facilities	The Borrower shall have the right to increase the size of any of the Term Loan Facilities and/or incur additional tranches of term loans (“Incremental Term Loans”; any incremental term loans with amortization in excess of 1% per year that are marketed principally to commercial banks (as determined by the Senior Administrative Agent) being referred to as “Incremental Term A Loans” and any other Incremental Term Loans being referred to as “Incremental Term B Loans”) and/or increase the size of the Revolving Credit Facility (“Incremental Revolving Commitments” and, together with Incremental Term Loans, each an “Incremental Facility”), at any time after the Closing Date from willing Lenders and/or eligible assignees up to an aggregate total principal amount not to exceed the sum of (A) $1,500.0 million plus (B) an additional amount if, after giving effect to the incurrence of such additional amount and the use of proceeds thereof (and, if the aggregate amount of the Revolving Credit Facility (including any Incremental Revolving Commitments), exceeds $2,000.0 million, assuming that such excess amount of commitments is fully drawn), the ratio (the “Priority Leverage Ratio”) of (x) Consolidated Total Priority Funded Debt (to be defined in the same manner as Consolidated Total Funded Debt (as defined in the Existing Revolving Credit Agreement) but to exclude (i) any unsecured indebtedness of the Borrower that is not guaranteed by any restricted subsidiary of the Borrower (other than any guarantee that is subordinated to such restricted subsidiary’s guarantee of the Senior Credit Facilities) and (ii) any indebtedness of any Guarantor that is contractually subordinated to the obligations under the Senior Facilities (“Priority Debt”)) to (y) Consolidated EBITDA (to be defined in a manner consistent with the Existing Revolving Credit Agreement but to include, without duplication (i) to the extent otherwise reducing such Consolidated EBITDA for the relevant period, an addback for up to $580 million of unusual or non-recurring integration expenses in connection with integration of the Acquired Business, (ii) up to $515 million of run-rate cost savings or other synergies expected by the Borrower to be realized prior to the date that is 24 months after the Closing Date (net of amounts already reflected in Consolidated EBITDA) as a result of specifically identified cost savings initiatives or synergies and (iii) other run-rate cost savings or other synergies in connection with acquisitions (including the Acquisition) expected to be realized within 12 months from the date of determination as a result of specifically identified cost savings initiatives or synergies) of the Borrower for the most recent four fiscal quarter period, on a pro forma basis, would not exceed 3.0 to 1.0, subject to the following:

(i)	no event of default has occurred and is continuing, or would immediately occur after giving effect to, such Incremental Facilities (except in the case of Incremental Term Loans to be used to provide funding for any permitted acquisition or permitted investment that the Borrower or one or more of its restricted subsidiaries is contractually committed to consummate and whose consummation is not conditioned on the availability of, or on obtaining, third party financing (any such acquisition or investment, a “Limited Condition Transaction”), in each case, the standard will be (i) no event of default shall have occurred and be continuing at the time the definitive agreement in respect thereof is entered into and (ii) no payment or bankruptcy event of default shall exist and be continuing at the time the applicable transaction is consummated);

(ii)	the Borrower shall be in compliance on a pro forma basis with the Financial Covenants (as defined below) as of date of such incurrence (and, if the aggregate amount of the Revolving Credit Facility (including any Incremental Revolving Commitments), exceeds $2,000.0 million, assuming that such excess amount of commitments is fully drawn);

(iii)	(x) no Incremental Term A Loans shall mature prior to the Term A Loans or have a weighted average life that is shorter than the weighted average life of the Term A Loans and (y) no Incremental Term B Loans shall mature prior to the Term B Loans or have a weighted average life that is shorter than the weighted average life of the Term B Loans;

(iv)	the initial yield (to be defined to include all applicable margin, interest rate floors, upfront fees, original issue discount or similar yield-related discounts, deductions or payments, but excluding any customary arrangement or similar fees in connection therewith that are not paid to all of the Lenders providing the Incremental Term Loans) of any Incremental Term Loans incurred prior to the date that is 24 months after the Closing Date shall be no greater than 0.50% per annum higher than the corresponding all-in yield applicable to the existing Term Loan B Facility (or, if such initial yield on the Incremental Term Loans exceeds the all-in yield on the existing Term Loan B Facility by more than 0.50%, then the interest rate margin for the existing Term Loan B Facility shall automatically be increased to equal such initial yield on the Incremental Term B Loans minus 0.50%);

(v)	the representations and warranties (or to the extent the proceeds of any such Incremental Term Loan Facility are being used to finance a Limited Condition Transaction, only the “specified representations” to be set forth in the Senior Credit Facilities Documentation) set forth in the Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifiers set forth therein) immediately prior to, and immediately after giving effect to, the incurrence of such

Incremental Term Loans or Incremental Revolving Commitments (although any representations and warranties which expressly relate to a given date or period shall be required to be true and correct in all material respects (without duplication of any materiality qualifiers set forth therein) as of the respective date or for the respective period, as the case may be);

	(vi)	the terms of the Incremental Term Loans shall be otherwise reasonably satisfactory in all respects to the Senior Administrative Agent to the extent that such terms, except to the extent set forth above, are not consistent with the applicable Term Loan Facility;

	(vii)	any Incremental Revolving Commitment will be documented solely as an increase to the commitments with respect to the Revolving Credit Facility, without any change in terms except for such upfront fees as may be agreed between the Lenders providing such Incremental Revolving Commitments and the Borrower; and

	(viii)	any such Incremental Term Loans shall be entitled to benefit from the same guarantees as, and be secured on a pari passu basis by the same Collateral (as defined below) securing the Senior Credit Facilities.

None of the existing Lenders under the Senior Credit Facilities will be required to provide any Incremental Term Loans or Incremental Revolving Commitments, and any decision whether or not to do so by any such Lender shall be made at the sole discretion of such Lender.

For purposes of this Term Sheet, unless the context otherwise requires, Incremental Term Loans shall constitute “Term Loans” and shall be subject to the provisions of this Term Sheet (including mandatory prepayment requirements) to the same extent as Term Loans, except as provided otherwise herein.

Revolving Credit Facility	A senior secured first lien revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan Facilities, the “Senior Credit Facilities”) in an aggregate principal amount equal to $2,000.0 million (with the loans thereunder referred to herein as the

“Revolving Credit Loans” and, together with the Term Loans, the “Loans”). Amounts repaid under the Revolving Credit Facility may be reborrowed, subject to the limitations set forth herein.

The Revolving Credit Facility will be available in U.S. dollars.

Maturity of Revolving Credit Facility	The Revolving Credit Facility shall be available to the Borrower on a revolving basis during the period commencing on the Closing Date (subject to the limitations set forth under the caption “Use of Proceeds” set forth below) and ending on the fifth anniversary of the Closing Date (the “Revolving Credit Termination Date”); provided that the Loan Documents shall provide the right for individual Lenders under the Revolving Credit Facility to agree to extend the maturity date of the outstanding commitments under the Revolving Credit Facility upon the request of the Borrower and without the consent of any other Lender pursuant to customary procedures to be agreed; provided, that no existing Lender will have any obligation to commit to any such extension.

Letters of Credit	A portion of the Revolving Credit Facility not in excess of $400.0 million shall be available for the issuance of standby letters of credit (the “Letters of Credit”) by each of the Senior Arrangers (or an affiliate thereof) and other Lenders designated from time to time by the Borrower (with such Lender’s consent), with such sublimit to be divided among the Senior Arrangers (and their affiliates) based on the amount of their respective commitments under the Revolving Credit Facility on the Closing Date (in such capacity, each, an “Issuing Lender”), which Letters of Credit shall be risk participated to all Lenders with commitments under the Revolving Credit Facility on a pro rata basis, to support obligations of the Borrower and its restricted subsidiaries. The face amount of any outstanding Letters of Credit will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. No Letter of Credit shall have an expiration date after the earlier of (i) one year after the date of issuance, unless otherwise agreed by the Issuing Lender and (ii) five business days prior to the Revolving Credit Termination Date; provided that any Letter of Credit may provide for the automatic renewal thereof for additional periods (which shall in no event extend beyond the date referred to in clause (ii) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lender).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with the Borrower’s own funds or with the proceeds of Revolving Credit Loans) on the immediately succeeding business day. To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis based on their respective Revolving Credit Facility commitments.

Swing Line Loans	A portion of the Revolving Credit Facility not in excess of $100.0 million shall be available on same-day notice for swing line loans (the “Swing Line Loans”) from the Administrative Agent (in such capacity, the “Swing Line Lender”). Except as otherwise provided herein, any such Swing Line Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall acquire an irrevocable and unconditional pro rata participation in each Swing Line Loan.

Use of Proceeds	The proceeds of the Term Loans will be used directly or indirectly to finance, in part, the Acquisition and the Refinancing, and to pay fees and expenses in connection with the foregoing.

The proceeds of the Revolving Credit Loans will be used (i) on the Closing Date, in an amount up to $1,000.0 million to finance a portion of the Transactions plus additional amounts for ordinary course working capital needs and (ii) after the Closing Date for the working capital and general corporate purposes of the Borrower and its subsidiaries (including permitted acquisitions, capital expenditures and permitted distributions). (It is understood and agreed that Letters of Credit may be issued on the Closing to replace or provide credit support for any existing letters of credit of the Acquired Business (including by “grandfathering” such existing letters of credit into the Revolving Credit Facility).

The proceeds of any Incremental Facility will be used by the Borrower for general corporate purposes of Borrower and its subsidiaries (including, without limitation, permitted acquisitions, capital expenditures and permitted distributions) or otherwise as set forth in the definitive documents with respect thereto.

III.	Certain Payment Provisions

Fees and Interest Rates	As set forth on Annex I hereto.

Optional Prepayments and Commitment Reductions	Optional prepayments of borrowings under the Senior Credit Facilities and optional reductions of the unutilized portion of the commitments under the Senior Credit Facilities will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty (subject to (i) reimbursement of the Lenders’ redeployment costs in the case of a prepayment of LIBO Rate Loans other than on the last day of the relevant interest period and (ii) in the case of the Term B Loans, payments of an amount provided below under the caption “Call Protection on Term B Loans”). Voluntary prepayments of the Term Loan Credit Facilities shall be applied to remaining scheduled amortization payments as directed by the Borrower.

Mandatory Prepayments and Commitment Reductions	The following amounts will be applied to prepay the Term Loans or, if all Term Loans have then been repaid, to prepay Revolving Credit Loans (or, if none, to cash collateralize Letters of Credit thereunder), without a reduction of the commitments thereunder, in each case subject to the terms and conditions of the Senior Credit Facilities Documentation:

• 100% of the net cash proceeds of any incurrence of indebtedness after the Closing Date (other than indebtedness permitted under the Loan Documents) by the Borrower or any of its restricted subsidiaries;

• 100% of the net cash proceeds in excess of a threshold to be mutually and reasonably agreed of any non-ordinary course sale or other disposition of assets by the Borrower or any of its restricted subsidiaries (other than New Lynx Holdco and its subsidiaries) (excluding sales of inventory in the ordinary course and including as a result of casualty or condemnation) (subject to customary exceptions to be agreed, including the right to apply such proceeds to repay any debt secured thereby or, in the case of a sale by a non-Guarantor restricted subsidiary, any other Priority Debt of the subsidiary selling or disposing of such assets, and subject to customary limitations if transferring such proceeds would be prohibited by law or debt agreements of a non-Guarantor restricted subsidiary or would cause materially adverse consequences in connection with repatriation) and subject to the right to reinvest such proceeds within 12 months of receipt (or, if the Borrower or the applicable restricted subsidiary has entered into a binding commitment with respect to such reinvestment within such 12 month period, within 18 months of receipt) in long-term assets used or useful in a permitted business) with an ability to apply a pro rata portion of such proceeds to prepay pari passu secured indebtedness (and, in the case of a prepayment of revolving indebtedness, to permanently reduce commitments in respect thereof); and

•	50% of “excess cash flow” of The Borrower and its restricted subsidiaries (to be defined in the Senior Credit Facilities Documentation and to be net the amount of internally generated funds expended during the applicable year in respect of permitted restricted payments, capital expenditures, acquisitions and certain other investments[1] and, in any event, giving dollar-for-dollar credit for voluntary prepayments (to the extent not funded with the proceeds of non-revolving indebtedness) to the Term Loan Facilities and the Revolving Credit Facility, to the extent such prepayments of the Revolving Credit Facility are accompanied by a permanent and concurrent commitment reduction thereunder, and to any other Priority Debt (in the case of revolving commitments, to the extent accompanied by a permanent reduction in commitments) for each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2018, and pro rated for the number of full months in such fiscal year following the Closing Date)), with step-downs to 25% and 0% of “excess cash flow” based on achieving Total Leverage Ratios as of the last day of the applicable year that are 0.50:1.00 and 1.00:1.00, respectively, less than the Total Leverage Ratio on the Closing Date.

Mandatory prepayments of Term Loans shall be applied to each class of Term Loans then outstanding on a pro rata basis and to scheduled amortization thereunder as directed by the Borrower; provided that proceeds from the Data Center Sale shall be applied to prepay Asset Sale Bridge Loans prior to being applied to prepay any other class of Term Loans.

[1]	To include substantially all investments other than intercompany investments, cash equivalents, and investments in exchange for equity.

The Revolving Credit Loans will be prepaid and the Letters of Credit will be cash collateralized to the extent such extensions of credit at any time exceed the aggregate commitments in respect of the Revolving Credit Facility.

Call Protection on Term B Loans	The Borrower shall pay a “prepayment premium” in connection with any Repricing Event (as defined below) with respect to all or any portion of the Term B Loans that occurs on or before the date occurring six months after the Closing Date (the “Soft Call Date”), in an amount equal to 1.0% of the principal amount of the Term B Loans subject to such Repricing Event. The term “Repricing Event” shall mean (i) any prepayment or repayment of Term B Loans with the proceeds of, or any conversion of such Term B Loans into, any new or replacement tranche of term loans bearing interest at an “effective” interest rate less than the “effective” interest rate applicable to such Term B Loans (as such comparative rates are determined by the Senior Administrative Agent in consultation with the Borrower), and (ii) any amendment to the Term Loan B Facility that, directly or indirectly, reduces the “effective” interest rate applicable to the Term B Loans under the Term Loan B Facility (in each case, with original issue discount and upfront fees, which shall be deemed to constitute like amounts of original issue discount, being equated to interest margins in a manner consistent with generally accepted financial practice based on an assumed four-year life to maturity), including any mandatory assignment in connection therewith with respect to each Lender that refuses to consent to such amendment. Notwithstanding anything in this paragraph to the contrary, in no event will any prepayment premium be payable pursuant to this paragraph in connection with the occurrence of a Change of Control (to be defined in the Senior Credit Facilities Documentation).

After the Soft Call Date, the Term Loan B Facility may be prepaid in whole or in part at any time without premium or penalty (other than customary breakage costs).

IV.	Collateral, Intercreditor Agreement and Guarantees

Collateral	Subject to the limitations set forth below in this section and subject to the terms and conditions of the Senior Credit Facilities Documentation, the obligations of each Guarantor (other than Embarq Corporation and Qwest Capital Funding, Inc.) in respect of the Senior Credit Facilities, any hedging obligations of the Borrower owed to a Lender, the Senior Administrative Agent, the Senior Arrangers or their respective affiliates or to an entity that was a Lender, the Senior Administrative Agent, the Senior Arrangers or their respective affiliates at the time of such transaction (“Permitted Secured Hedging Obligations”), and any treasury management obligations of the Borrower owed to a Lender, the Senior Administrative Agent, the Senior Arrangers or their respective affiliates or to an entity that was a Lender, the Senior Administrative Agent, the Senior Arrangers or their respective affiliates at the time of such transaction (“Permitted Cash Management Obligations”) will be secured by the following: a perfected first priority (subject to liens permitted under the Senior Credit Facilities) security interest in substantially all of its tangible and intangible personal property assets, including intellectual property, licenses, permits, intercompany indebtedness, and all of the capital stock directly owned by each Guarantor (but limited to 65% of the voting stock of each “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code (a “CFC”) and each subsidiary which holds no material assets other than the equity interests of one or more CFCs (a “FSHCO”) (the items described above, but excluding the Excluded Assets (as defined below), collectively, the “Collateral”), except that the Guarantors shall not be obligated to provide a security interest or perfect the Senior Collateral Agent’s security interests in those assets as to which the Senior Collateral Agent reasonably determines in consultation with the Borrower that the costs of obtaining a security interest are excessive in relation to the value of the security afforded thereby.

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any interest in real property; (ii) motor vehicles and other assets subject to certificates of title (except to the extent perfection can be obtained by filing of financing statements), letter of credit rights (except to the extent perfection can be obtained by filing of financing statements) and commercial tort claims with a value of less than an amount to be agreed; (iii) any lease, license or other similar agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or other agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable law notwithstanding such prohibition; (iv) any intent to use trademark applications, to the extent that the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable grantor’s right, title or interest therein or in any trademark issued as a result of such application under applicable federal law; (v)(i) any governmental licenses or state or local franchises, licenses, permits, charters and authorizations, to the extent security interests therein are prohibited or restricted thereby and (ii) any equity in a regulated subsidiary or any asset owned by a regulated subsidiary to the extent prohibited by any law, rule or regulation or that would if pledged, in the good faith judgment of the Borrower, result in adverse regulatory consequences or impair the conduct of the business of Cougar such subsidiaries (in the case of this clause (v), subject to a covenant to use commercially reasonable efforts to obtain any necessary approvals or authorizations); and (vi) any equity interests of unrestricted subsidiaries, and equity interests of any person that is not a wholly-owned restricted subsidiary to the extent the granting of a security interest therein would violate the terms of such person’s organizational documents or any shareholders’ agreement or joint venture agreement relating to such person; vii) any assets of any CFC or FSHCO, other than assets that are treated as “United States Property” pursuant to Section 956 of the Internal Revenue Code; and (viii) other exceptions to be mutually agreed upon (the foregoing described in clauses (i) through (viii) are collectively, the “Excluded Assets”). In addition, in no event shall (1) deposit or security account control agreements or control, lockbox or similar arrangements be required, (2) notices be required to be sent to account debtors or other contractual third parties unless an event of default has occurred and is continuing or (3) foreign-law governed security documents or perfection under foreign law be required.

The liens on the Collateral securing the Senior Credit Facilities will rank pari passu with the liens securing the Secured Bridge Facility and/or Secured Notes pursuant to a customary pari passu intercreditor agreement.

Guarantees	The Guarantors will unconditionally, and jointly and severally, guarantee the obligations of the Borrower in respect of the Senior Credit Facilities and of the Borrower and any of its restricted subsidiaries in respect of the Permitted Secured Hedging Obligations and the Permitted Cash Management Obligations (the “Guarantees”). Such Guarantees will be set forth in the Senior Credit Facilities Documentation. All Guarantees shall be guarantees of payment and performance, and not of collection. Notwithstanding anything contained herein to the contrary, no Credit Party shall be jointly and severally liable or guarantee or provide any collateral as security for any Permitted Secured Hedging Obligations if, and to the extent that such liability or such guaranty of such swap obligation is or becomes illegal under the Commodity Exchange Act (determined after giving effect to any keepwell or other support for the benefit of such Credit Party).

V.	Other Provisions

Representations and Warranties	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries only) and subject to the terms and conditions of the Senior Credit Facilities Documentation: existence, good standing, power and authority; authorization; no contravention; governmental authorization; other consents; binding effect; financial statements; no material adverse effect since the date of the most recently delivered audited balance sheet of the Borrower delivered to the Lenders prior to the Closing Date; litigation; taxes; environmental matters; employee benefit plans; properties; Investment Company status; leases; labor matters; insurance; business; ERISA; margin regulations; Investment Company Act; disclosure; compliance with laws; intellectual property; licenses and FCC matters; solvency; OFAC/anti-terrorism/sanctions laws, FCPA/anti-corruption laws; money laundering activities; EEA financial institution; and security documents and creation, validity, perfection and priority of security interests in the Collateral; subject in the case of each of the foregoing representations and warranties, to customary exceptions, qualifications and baskets, including for materiality to be agreed upon in the Senior Credit Facilities Documentation.

All representations and warranties will be required to be made in connection with each extension of credit.

Conditions Precedent to all Borrowings (except on the Closing Date)	Except with respect to borrowings and other credit extensions on the Closing Date, each borrowing and each other extension of credit shall be subject only to the following conditions precedent: (i) delivery of notice of borrowing or request for issuance of letter of credit; (ii) accuracy of all representations and warranties in all material respects (provided, that any representation and warranty that is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)); and (iii) the absence of defaults or events of default at the time of, or immediately after giving effect to the making of, such extension of credit.

Affirmative Covenants	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries): delivery of annual and quarterly financial statements (and in connection with the annual financial statements, an annual audit opinion from a nationally recognized auditor that is not subject to any qualification as to “going concern” or scope of the audit), SEC and other securities exchange filings, “know-your-customer” information and other information requested by the Senior Administrative Agent; notices of default under the Senior Credit Facilities, litigation, other material events and prepayments; payment of taxes; preservation of existence; maintenance of properties; maintenance of insurance; compliance with laws; books and records; inspection rights; additional collateral and additional guarantors; further assurances, information regarding Collateral; compliance with Environmental laws; use of proceeds; employee benefits, ERISA and pensions; limitation on business activities; use of proceeds; and using commercially reasonable efforts to maintain ratings for the Borrower and the Senior Credit Facilities, in each case, without regard to the level of such ratings; subject, in the case of each of the foregoing covenants, to customary exceptions, qualifications and baskets to be agreed upon in the Senior Credit Facilities Documentation.

Negative Covenants	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries):

(a) debt (with exceptions for, among other things (i) the Secured Bridge Facility and/or Secured Notes, Incremental Facilities and certain qualified secured debt securities, loan or credit facilities (subject to “MFN” provisions for term loans similar to those applicable to the Incremental Facilities) (including letter of credit facilities) issued in lieu of (and which shall constitute usage of) amounts that could have been incurred as Incremental Facilities (“Incremental Equivalent Debt”; it being understood and agreed that the Loan Documents shall authorize and direct the Senior Administrative Agent and Senior Collateral Agent without further approval by the Lenders to enter into customary intercreditor arrangements with respect thereto), (ii) unsecured debt of the Borrower (which may have subordinated guarantees from any Guarantor) maturing at least 91 days after the Senior Credit Facilities and debt assumed in connection with an acquisition and not created in contemplation thereof, in each case, subject to compliance (on a pro forma basis) with (x) the Financial Covenants and (y) a maximum Total Leverage Ratio of 5.00 to 1.00, (iii) debt in an amount not to exceed $750.0 million at any time outstanding, (iv) purchase money debt of up to $1,750.0 million and capitalized leases of up to $250.0 million (with any capitalized leases existing on the Closing Date to be separately permitted), (v) debt of the Target and its restricted subsidiaries consisting of (x) debt existing on the Closing Date and (y) other debt, so long as, in the case of this subclause (y), on a pro forma basis the Priority Leverage Ratio does not exceed 3.00 to 1.00 and the Target Leverage Ratio (defined in a manner consistent with the definition of “Total Leverage Ratio” but measured solely for the Target and its restricted subsidiaries) does not exceed the Target Leverage Ratio on the Closing Date), (vi) debt of QC and its restricted subsidiaries consisting of (x) debt existing on the Closing Date and (y) other debt, so long as, in the case of this subclause (y), on a pro forma basis the Priority Leverage Ratio does not exceed 3.00 to 1.00 and the QC Leverage Ratio (defined in a manner consistent with the definition of “Total Leverage Ratio” but measured solely for QC and its restricted subsidiaries) does not exceed the QC Leverage Ratio on the Closing Date), and (vii) permitted refinancings of debt of the Borrower and its subsidiaries existing on the Closing Date or under clauses (ii), (v) and (vi) above (subject to such refinancing debt having a maturity date and weighted average maturity later than the debt being refinanced, not being secured by any assets that did not secure the debt being refinanced and not being guaranteed or incurred by any subsidiaries of the Borrower that did not guarantee the debt being refinanced));

(b) liens (with exceptions for, among other things, (i) liens on the Collateral securing Incremental Facilities and liens ranking pari passu with the Liens securing the Senior Credit Facilities securing Incremental Equivalent Debt, (ii) liens on assets of non-guarantor restricted subsidiaries securing permitted indebtedness of non-guarantor restricted subsidiaries, (iii) liens on assets acquired after the Closing Date securing assumed debt in connection with such acquisition that was not created in contemplation thereof, (iv) liens on assets acquired with permitted purchase money debt or capitalized leases and relating only to the assets acquired and (v) other liens securing obligations in an amount not to exceed $250 million);

(c) investments (with exceptions for, among other things (i) unlimited acquisitions of persons that become restricted subsidiaries as a result of such acquisitions subject to pro forma compliance with the Financial Covenants and, subject to customary exceptions for Limited Condition Acquisitions, subject to no event of default having occurred and be continuing after giving effect thereto; (ii) unlimited investments between the Borrower and its restricted subsidiaries (for the avoidance of doubt, whether or not such restricted subsidiaries are Guarantors), (iii) unlimited investments so long as no event of default has occurred and is continuing or would result therefrom and, after giving effect to such prepayment on a pro forma basis, the Total Leverage Ratio would be less than or equal to 4.50 to 1.00; and (iv) a general basket not to exceed $500 million in the aggregate);

(d) asset sales with exceptions for, among other things, (i) sale and leaseback transactions up to the greater of $350.0 million and a corresponding percentage of consolidated total assets on the Closing Date; (ii) unlimited asset sales subject to pro forma compliance with the Financial Covenants, the absence of any continuing event of default and the receipt of fair market value and at least 75% cash and cash equivalents (with a customary designated non-cash consideration basket of an amount to be mutually agreed) and subject to the mandatory prepayment provisions described above; (iii) swaps of assets in exchange for other assets in the ordinary course of business of comparable or greater value or usefulness to the business of the Borrower and its subsidiaries as a whole, determined in good faith by the management of the Borrower (iv) unlimited asset sales between the Borrower and its restricted subsidiaries (for the avoidance of doubt, whether or not such restricted subsidiaries are Guarantors) and (v) below a de minimis threshold to be agreed;

(e) mergers, consolidations, amalgamations, liquidations and dissolutions;

(f) dividends and other payments in respect of equity interests (“restricted payments”) (with exceptions for, among other things, (i) restricted payments so long as no event of default has occurred and is continuing or would result therefrom and, after giving effect to such prepayment on a pro forma basis, the Total Leverage Ratio would be less than or equal to 4.50 to 1.00, (ii) so long as no event of default has occurred and is continuing, restricted payments in an aggregate amount not to exceed $2,500 million and (iii) restricted payments to dissenting shareholders in connection with the Acquisition in connection with the exercise of appraisal rights);

(g) transactions with affiliates (with exceptions for, among other things, transactions between or among the Borrower and its restricted subsidiaries (for the avoidance of doubt, whether or not such restricted subsidiaries are Guarantors));

(h) prepayments, redemptions and repurchases of debt of the Borrower that by its terms is subordinated in right of payment to the Senior Credit Facilities (but, for the avoidance of doubt, excluding unsubordinated debt of the Borrower with subordinated guarantees) (“Junior Debt”) (with exceptions for, among other things, (i) prepayments that would have been permitted as restricted payments as set forth above and which shall constitute usage of the applicable exception set forth above, (ii) prepayments from the proceeds of or in exchange for permitted refinancing indebtedness, (iii) prepayments in exchange for, or out of the proceeds of a substantially concurrent offering of, qualified equity interests of the Borrower (other than proceeds received from a subsidiary of the Borrower), and (iv) unlimited prepayments so long as no event of default has occurred and is continuing or would result therefrom and, after giving effect to such prepayment on a pro forma basis, the Total Leverage Ratio would be less than or equal to 4.50 to 1.00);

(i) limitations on entering into agreements restricting (a) the payment of dividends to the Borrower or (b) the granting of liens to secure the Senior Credit Facilities, with exceptions for, among other things, (i) any such restrictions existing on the Closing Date, (ii) restrictions with respect a restricted subsidiary that are not materially more restrictive (as determined by the Borrower in good faith) than the most restrictive restrictions applicable to such restricted subsidiary existing on the Closing Date and (iii) with respect to restrictions in agreements (other than agreements governing indebtedness of restricted subsidiaries) additional restrictions that (as determined in good faith by the Borrower) will not prevent the Borrower from satisfying its payment obligations under the Senior Credit Facilities;

(j) changes in fiscal year; and

(k) requirement to maintain the Borrower as a passive holding company (subject to customary exceptions, including for issuances of debt and equity of the Borrower and guarantees by the Borrower) and prohibition on the Borrower directly owning equity interests of subsidiaries that are not Guarantors (other than subsidiaries owned directly by the Borrower as of November 13, 2016; provided that there will be limitations to be mutually agreed on the ability of the Guarantors and their restricted subsidiaries to transfer material assets and operations to any restricted subsidiary of the Borrower that is not a Guarantor and that is not directly or indirectly owned by a Guarantor).

The Loan Documents will contain customary provisions allowing the Borrower to, subject to no event of default and pro forma compliance with the Financial Covenants, designate any restricted subsidiary as an unrestricted subsidiary or any unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries shall not be subject to the representations, warranties, covenants and events of default in the Loan Documents and the indebtedness, interest expense and results of operations of unrestricted subsidiaries will be excluded from financial calculations under the Loan Documents; provided that, the net income of any unrestricted subsidiary may be included in any period to the extent of any cash dividends actually paid in such period by such unrestricted subsidiaries to the Borrower or any of its restricted subsidiaries. The designation of an unrestricted subsidiary shall be deemed to be an investment in an amount equal to the fair market value of such subsidiary at the time of such designation and shall be subject to the restrictions on investments. The redesignation of an unrestricted subsidiary as a restricted subsidiary shall be deemed to be a return of investments equal to the fair market value of the subsidiary at the time of such redesignation and the incurrence at the time of such redesignation of any indebtedness and liens of such unrestricted subsidiary existing at such time.

Financial Covenants	Term Loan B Facility: none

Term Loan A Facility, Revolving Facility and Asset Sale Bridge Facility: limited to the following financial maintenance covenants (the “Financial Covenants”);

(i) a maximum ratio (the “Total Leverage Ratio”) of Consolidated Total Funded Debt (as defined in the Existing Revolving Credit Agreement) as of the last day of each fiscal quarter of the Borrower minus Specified Refinancing Cash Proceeds (as defined below) to Consolidated EBITDA of the Borrower ending on such date of 5.00 to 1.00 with a step down after the second anniversary of the Closing Date to 4.75 to 1.00; and

(ii) a minimum ratio of trailing four quarter (x) Consolidated EBITDA of the Borrower to (y) consolidated cash interest expense of the Borrower coverage ratio of 2.00 to 1.00.

The Financial Covenants will be tested with respect to the Borrower and its restricted subsidiaries on a consolidated basis, with the first covenant test to commence with the first full fiscal quarter ending after the Closing Date.

“Specified Refinancing Cash Proceeds” means any net cash proceeds from any issuance of debt securities of the Borrower or any of its restricted subsidiaries to a third party that is applied within 90 days of the receipt thereof to repurchase or redeem other debt securities of the Borrower or any of its restricted subsidiaries held by third parties.

Events of Default	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries): nonpayment of principal and letter of credit disbursements when due; failure to deposit cash collateral when due, nonpayment of interest, fees or other amounts after a five business day grace period; inaccuracy of representations and warranties when made in any material respect; violation of covenants; cross-default and cross-acceleration under indebtedness in excess of an amount to be agreed; bankruptcy and insolvency events with respect to the Borrower or a material restricted subsidiary; judgments in excess of an amount to be agreed; ERISA and other pension events; and actual or asserted invalidity or impairment of guarantees, security documents or any other Loan Documents (including the failure of any lien on any portion of the Collateral to remain perfected with the priority required under the Loan Documents); and a “Change of Control” (to be defined in a manner consistent with the Existing Revolving Credit Agreement); subject to customary threshold, notice and grace period provisions, and other exceptions to be mutually and reasonably agreed upon in the Senior Credit Facilities Documentation. The Loan Documents will provide that any breach of the Financial Covenants will not result in a default under the Term Loan B Facility unless and until the Lenders under the Term Loan A Facility, the Asset Sale Bridge Facility and/or Revolving Facility accelerate the amounts due thereunder or terminate the commitments thereunder.

The occurrence of an event of default shall not entitle the Lenders to terminate the commitments in respect of the Senior Credit Facilities prior to the borrowing thereof on the Closing Date. The acceleration of the Senior Credit Facilities shall be permitted at any time after they have been funded only to the extent that an Event of Default is outstanding at such time.

Clean-Up Period	Notwithstanding anything in herein to the contrary, during the period from the Closing Date until the date that is 30 days after the Closing Date (the “Clean-Up Period”), any representation or warranty (other than the “specified representations” and “specified acquisition agreement representations” to be set forth in the Senior Credit Facilities Documentation) that would have been breached or inaccurate by reason of any matter or circumstance relating to the Acquired Business (were it not for this provision), will be deemed not to constitute a breach of representation or warranty for all purposes under the Loan Documents if, and for so long as the circumstances giving rise thereto: (i) are capable of being remedied within the Clean-Up Period and the

Credit Parties are taking appropriate steps to remedy such breach or inaccuracy; and (ii) do not have and are not reasonably likely to have a material adverse effect on the business, property, operations or financial condition of the Borrower and its subsidiaries, taken as a whole, or the validity or enforceability of any of the Loan Documents or the rights and remedies of the Senior Administrative Agent and the Lenders thereunder.

Voting	Amendments and waivers with respect to the Loan Documents will require the approval of Lenders (that are not defaulting Lenders) holding not less than a majority of the aggregate principal amount of the Loans, including participations in Swing Line Loans and Letters of Credit and unused commitments under the Senior Credit Facilities (the “Required Lenders”) (with certain amendments and waivers that effect the rights or duties of one class of Lenders more adversely than any other class of Lenders also requiring class votes), except that (i) the consent of each Lender directly affected thereby shall be required with respect to (a) reductions in the amount or extensions of the final maturity of any Loan or any required amortization payment with respect thereto, (b) reductions in the rate of interest (other than a waiver of default interest) or any fee or other amount payable or extensions of any due date thereof, (c) increases in the amount or extensions of the expiration date of any Lender’s commitment, (d) modifications to the assignment provisions of the Loan Documents that further restrict assignments thereunder and (e) changes to the “waterfall” and certain other provisions and (ii) the consent of 100% of the Lenders shall be required with respect to any amendment that (a) releases of all or substantially all of the value of the guarantees of the Guarantors or of all or substantially all of the Collateral (other than in connection with permitted asset sales or other permitted dispositions) or (b) permits assignments by any Credit Party of its rights or obligations under the Senior Credit Facilities. Notwithstanding the foregoing, amendments, waivers and consents in respect of the Financial Covenants shall only require the consent of Lenders holding more than 50% of the aggregate loans and commitments under the Term Loan A Facility, the Asset Sale Bridge Facility and the Revolving Facility.

Any provision of the Loan Documentation may be amended by an agreement in writing entered into by the Borrower and the Senior Administrative Agent to cure any ambiguity, omission, error, defect or inconsistency.

Assignments and Participations	The Lenders shall be permitted to assign and sell participations in their loans and commitments, subject, in the case of assignments (other than assignments to another Lender, an affiliate of a Lender or an “approved fund” (to be defined in the Loan Documents)), to the consent of (x) the Senior Administrative Agent, (y) with respect to the Revolving Credit Facility only, each Issuing Lender and Swing Line Lender and (z) so long as no default or event of default has occurred and is then continuing, the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned, with the Borrower being deemed to be withholding their consent reasonably if the proposed assignee or participant is a competitor (to be defined in the Loan Documents)); provided that the Borrower shall be deemed to have consented to such assignment if the Borrower has not otherwise rejected in writing such assignment within five business days of the date on which such assignment is requested; provided, further, that neither the Term Loan Facilities nor the Revolving Credit Facility shall be participated or assigned to any natural person or any Disqualified Lender. In the case of partial assignments (other than to another Lender, an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $1.0 million with respect to Term Loans and $5.0 million with respect to the Revolving Credit Facility. Assignments will be made by novation and will not be required to be pro rata among the Senior Credit Facilities. The Senior Administrative Agent shall receive an administrative fee of $3,500 in connection with each assignment unless otherwise agreed by the Senior Administrative Agent.

The Senior Administrative Agent shall be entitled to make available to all Lenders the list of Disqualified Lenders. In addition, each assignment and assumption shall include a representation that the assignee is not a Disqualified Lender (and the Senior Administrative Agent may rely conclusively on such representation). The Senior Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of the Loan Documents relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Senior Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender. For the avoidance of doubt, any assignment to any Disqualified Lender shall not be void, but shall be subject to customary provisions pursuant to which the Borrower shall be entitled to terminate the commitments of such Disqualified Lender and prepay its Loans.

Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions, and will be subject to customary limitations on voting rights (as mutually agreed). Participants’ and assignees’ entitlements to gross up provisions for withholding taxes shall be subject to customary limitations for transactions and facilities of this type.

Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Senior Credit Facilities only upon request.

The Loan Documents shall contain customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding at least a majority of the aggregate principal amount of the Loans, including participations in Letters of Credit and Swing Line Loans and unused commitments under the Senior Credit Facilities, shall have consented thereto.

In addition, the Loan Documents shall provide that the Term B Loans may be purchased by the Borrower on a non-pro rata basis through Dutch auctions open to all Lenders on a pro rata basis in accordance with customary procedures to be agreed; provided that (i) any such Term B Loans acquired by the Borrower shall be retired and cancelled immediately and automatically upon acquisition thereof, (ii) the Borrower must provide a customary representation and warranty to the effect that it is not in possession of any non-public information with respect to the business of the Borrower or any of their subsidiaries (or their respective securities) at the time of such purchase that has not been disclosed generally to private side lenders that could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to assign the Term B Loans, (iii) the Term B Loans may not be purchased with the proceeds of loans under the Revolving Credit Facility and (iv) no default or event of default shall exist or result therefrom.

Defaulting Lenders	The Loan Documents shall contain customary provisions relating to “defaulting” Lenders to be agreed upon in the Senior Credit Facilities Documentation, including provisions relating to providing cash collateral to support Swing Line Loans or Letters of Credit, the suspension of voting rights and of rights to receive certain fees, and termination or assignment of commitments or Loans of such Lenders.

Cost and Yield Protection; Miscellaneous	Each Lender and each Issuing Lender will receive cost and interest rate protection customary for facilities and transactions of this type, including compensation in respect of prepayments, taxes (including customary gross-up provisions for withholding taxes imposed by any governmental authority), changes in liquidity or capital requirements, guidelines or policies or their interpretation or application after the Closing Date (including, for the avoidance of doubt (and regardless of the date adopted or enacted), with respect to (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations with respect thereto and (y) all requests, rules, guidelines and directions promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar or successor agency, or the United States or foreign regulatory authorities, in each case, pursuant to Basel III)), illegality, change in circumstances, reserves and other customary protections for U.S. and non-U.S. financial institutions and other lenders, subject to, in the case of each of the foregoing, the right to replace lenders claiming such cost and interest rate protection, customary notice and tolling provisions, mitigation requirements, certification requirements and other exceptions to be mutually and reasonably agreed upon in the Senior Credit Facilities Documentation. In addition, the Loan Documents will contain customary “EU Bail-In” recognition provisions.

Expenses	The Borrower shall jointly and severally pay (i) all reasonable and documented out-of-pocket expenses of the Senior Administrative Agent, the Senior Collateral Agent and Senior Arrangers associated with the syndication of the Senior Credit Facilities and the preparation, negotiation, execution, delivery, filing and administration of the Loan Documents and any amendment or waiver with respect thereto (including the reasonable and documented fees, disbursements and other charges of external counsel (limited to one such counsel per jurisdiction) and consultants and the charges of IntraLinks, SyndTrak or a similar service) and (ii) all reasonable and documented out-of-pocket expenses of the Senior Administrative Agent, the Senior Collateral Agent, the Senior Arrangers, any other agent appointed in respect of the Senior Credit Facilities, each Issuing Lender, each Swing Line Lender and the Lenders (including the reasonable and documented fees, disbursements and other charges of external counsel and consultants) in connection with the enforcement of, or protection and preservation of rights under, the Loan Documents.

Indemnification	The Loan Documents will contain customary indemnities to be agreed upon in the Senior Credit Facilities Documentation for (i) the Senior Arrangers, the Senior Collateral Agent, the Senior Administrative Agent and the Lenders, (ii) each affiliate of any of the foregoing persons and (iii) each of the respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, attorneys-in-fact and controlling persons of each of the foregoing persons referred to in clauses (i) and (ii) above (other than as a result of such indemnified person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable ruling).

Governing Law and Forum	The Loan Documents (except as otherwise expressly set forth in a Loan Document) will be governed by New York law and will provide for the Credit Parties to submit to the exclusive jurisdiction and venue of the Federal and state courts of the State of New York sitting in the Borough of Manhattan in New York City.

Counsel to the Arrangers, the Collateral Agent and the Administrative Agent	Cahill Gordon & Reindel llp.

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ANNEX I TO TERM SHEET

Interest and Certain Fees

Interest Rate Options	The Borrower may elect that the Loans or other extensions of credit comprising each borrowing bear interest at a rate per annum equal to:

(i)	the Base Rate plus the Applicable Margin; or

(ii)	LIBO Rate plus the Applicable Margin; provided that all Swing Line Loans will be Base Rate Loans.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or 12 months if available to all applicable Lenders) for LIBO Rate Loans (as defined below).

As used herein:

“Applicable Margin” means:
	(A)	with respect to Revolving Credit Loans, Term A Loans and Asset Sale Bridge Loans, (i) initially, [ ]%, in the case of Base Rate Loans, and (ii) initially, [ ]%, in the case of LIBO Rate Loans, subject, in the case of Revolving Credit Loans and Term A Loans to adjustment commencing after delivery of financial statements for the second full fiscal quarter following the Closing Date based upon a Total Leverage Ratio grid to be determined; and

	(B)	with respect to Term B Loans, (i) [ ]%, in the case of Base Rate Loans and (ii) [ ]%, in the case of LIBO Rate Loans.

“Base Rate” means the highest of (i) the Federal Funds Rate plus 1/2 of 1.00%, (ii) the Bank of America prime rate (the “Prime Rate”), (iii) the LIBO Rate for a one month interest period plus 1.00%) and (iv) solely with respect to the Term Loan B Facility, [ ]% (provided that, if the rate described in preceding clause (i) shall be less than zero, such rate shall be deemed to be zero and if the rate described in preceding clause (ii) shall be less than 1.0%, such rate shall be deemed to be 1.0%).

“LIBO Rate” means the higher of (i) the London Interbank Offered Rate or a comparable or successor rate which rate is approved by the Senior Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the

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Senior Administrative Agent from time to time) at approximately 11:00 a.m., London time, two business days prior to the commencement of such interest period, for deposits in U.S. Dollars (for delivery on the first day of such interest period) with a term equivalent to such interest period (provided that, if the foregoing rate shall be less than zero, such rate shall be deemed to be zero) and (ii) solely with respect to the Term Loan B Facility, [ ]%.

Interest Payment Dates	With respect to Loans bearing interest based upon (a) the LIBO Rate (“LIBO Rate Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period and on the applicable maturity date and (b) the Base Rate, on the last business day of each calendar quarter (in arrears) and on the applicable maturity date. Interest shall also be payable on any Loans upon any voluntary or mandatory repayment thereof.

Upfront Fee:	The Borrower shall pay upfront fees on the Closing Date to the Lenders under the Senior Credit Facilities in an amount (a) equal to (x) in the case of any Lender with a commitment under the Existing Revolving Credit Agreement (“Existing Revolving Commitment”), [ ]% of the amount of such commitment of such Lender up to the amount of such Lender’s Existing Revolving Commitment and (y) in all other cases, including any excess above such Lender’s Existing Revolving Commitment, [ ]% of the amount of such commitment of such Lender, in each case with respect to the amount of the Term Loan A Facility, the Revolving Credit Facility and the Asset Bridge Facility funded or provided on the Closing Date and (b) of [ ]% of the principal amount of the Term B Loans funded on the Closing Date.

Unutilized Commitment Fee	The Borrower shall pay a commitment fee calculated at the rate of [ ]% per annum, on the average daily unused portion of the Revolving Credit Facility, payable quarterly in arrears, subject to a step-down to [ ]% commencing after delivery of financial statements for the second full fiscal quarter following the Closing Date based upon achieving a Total Leverage Ratio to be agreed as of the last day of the most recent fiscal quarter for which financial statements have been delivered. For purposes of the commitment fee calculations only, Swing Line Loans shall not be deemed to be a utilization of the Revolving Credit Facility.

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Letter of Credit Fees	The Borrower shall pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Revolving Credit Loans made or maintained as LIBO Rate Loans on the face amount of each such Letter of Credit. Such commission shall be shared ratably among the Lenders participating in the Revolving Credit Facility and shall be payable quarterly in arrears.

In addition to letter of credit commissions, a fronting fee calculated at a rate per annum to be agreed upon by the Borrower and the Issuing Lender on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary (as determined by the Issuing Lender) administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate	All overdue principal, interest, fees and other amounts outstanding under the Senior Credit Facilities shall bear interest at 2.00% per annum above the rate otherwise applicable thereto (or, if there is no applicable rate, 2.00% per annum above the Base Rate applicable to Revolving Credit Loans) and shall be payable on demand.

Rate and Fee Basis	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of Base Rate Loans) for the actual number of days elapsed (including the first day but excluding the last day).

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